Exhibit 99.1

Tilly’s, Inc. Announces 2023 Holiday Period Net Sales,
Updates Fourth Quarter Outlook

Irvine, CA – January 8, 2024 – Tilly’s, Inc. (NYSE: TLYS, the “Company”) today announced net sales results for the nine-week period ended December 30, 2023 (the “2023 holiday period”) in advance of its attendance and participation in the ICR Conference 2024 on January 8-9, 2024.

“Condensed peaks of increased consumer activity over Black Friday weekend, just before Christmas and in the week following Christmas were more than offset by significant decreases in consumer activity outside of those event-driven peaks, producing a slightly softer holiday season for us overall than we originally anticipated,” commented Ed Thomas, President and Chief Executive Officer. “We anticipate ending fiscal 2023 with a strong cash position, a reasonable inventory level, and no debt as we continue to focus on opportunities to improve our business in fiscal 2024."

•Total net sales of $139.7 million decreased by (7.4)% during the 2023 holiday period compared to $150.9 million during last year’s comparable nine-week holiday period ended December 31, 2022 (the “2022 holiday period”).
•Total comparable net sales, including both physical stores and e-commerce, decreased by (9.0)% during the 2023 holiday period compared to the 2022 holiday period. Comparable net sales of Footwear increased by a single-digit percentage, Girls and Mens apparel decreased by single-digit percentages, while Boys, Womens and Accessories decreased by double-digit percentages compared to the 2022 holiday period.
◦Comparable net sales in physical stores decreased by (12.3)% during the 2023 holiday period compared to the 2022 holiday period. Comparable net sales in physical stores were single-digit negative in the Midwest, Northwest, New England and Florida and double-digit negative elsewhere on a percentage basis compared to the 2022 holiday period. Net sales in physical stores represented 71.9% of total net sales during the 2023 holiday period compared to 74.4% of total net sales during the 2022 holiday period.
◦E-commerce net sales increased by 1.6% for the 2023 holiday period compared to the 2022 holiday period. E-commerce net sales represented 28.1% of total net sales during the 2023 holiday period compared to 25.6% of total net sales during the 2022 holiday period.
•As of January 2, 2024, the Company had approximately $129 million of cash and marketable securities and no debt outstanding.

Fiscal 2023 Fourth Quarter Outlook Update
Based on the Company’s net sales results during the 2023 holiday period and recent historical trends for the fiscal month of January, the Company now expects its fiscal 2023 fourth quarter net sales to be in the range of approximately $169 million to $172 million and its loss per share to be in the range of $(0.20) to $(0.24). The Company currently expects to end fiscal 2023 with 248 total stores, total cash and marketable securities of approximately $90 million reflecting the normal seasonal fluctuation of such balances, and no debt outstanding.

The scope and nature of the impacts of current market conditions on the Company’s business continue to evolve. As a result, there can be no guarantee that the Company’s financial results through the remainder of the fourth quarter will remain consistent with those of the 2023 holiday period. In addition, the foregoing information does not reflect the full financial results for the 2023 holiday period. The Company’s actual financial results for the fiscal 2023 fourth quarter and full fiscal year ending February 3, 2024, are subject to completion of the period, the finalization of its normal quarter-end and year-end accounting procedures, and the audit of its fiscal 2023 financial statements. The Company currently expects to report its actual results for the fiscal 2023 fourth quarter and full fiscal year on or about March 14, 2024.

ICR Conference 2024
The Company will be participating in the ICR Conference 2024 in Orlando, Florida on January 8-9, 2024. The Company will be conducting a fireside chat presentation at 10:30 a.m. Eastern time on Tuesday, January 9, 2024. The audio of the fireside chat will be webcast live over the internet and can be accessed under the Investor Relations section of the Company’s website at www.tillys.com.

About Tillys
Tillys is a leading, destination specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 251 total stores across 33 states as well as its website, www.tillys.com.

Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our current operating expectations in light of historical results, the impacts of inflation and potential recession on us and our customers, including on our future financial condition or operating results, expectations regarding customer traffic, our supply chain, our ability to properly manage our inventory levels, and any other statements about our future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to the impact of inflation on consumer behavior and our business and operations, supply chain difficulties, and our ability to respond thereto, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, or enhance awareness of our brand and brand image, general consumer spending patterns and levels, including changes in historical spending patterns, the markets generally, our ability to satisfy our financial obligations, including under our credit facility and our leases, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available on the SEC’s website at www.sec.gov and on our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Investor Relations Contact:
Michael L. Henry
Executive Vice President, Chief Financial Officer
949-609-5599 x.17000
irelations@tillys.com